Exhibit 23.3

CONSENT OF RUNGE PINCOCK MINARCO

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, in the Company’s Registration Statements on Form S-3 (Nos. 333-167026, 333-172363, 333-177117, 333-179993, 333-189693, 333-199026, 333-200555 and 333-213268) and Form S-8 (Nos. 333-159096, 333-165933, 333-170891, 333-176671, 333-176915, 333-190542, 333-200557 and 333-211348), and any amendment, prospectuses or supplements thereto, and in any amendment to any of the foregoing.

Date: February 28, 2017

/s/ Richard J. Kehmeier
Signature of Qualified Person

Richard J. Kehmeier
Name of Qualified Person